Exhibit 10.1

Michael Baker Corporation

Airside Business Park
100 Airside Drive
Moon Township, PA 15108

(412) 269-6300
January 1, 2009
Craig O. Stuver
Senior Vice President, Acting Chief Financial Officer and Treasurer
Michael Baker Corporation
Airside Business Park
100 Airside Drive
Moon Township, PA 15108
Dear Craig:
Since the arrangement we entered into on September 18, 2008 for you to continue to work with us through December 31, 2008 has now expired, we have agreed to a new arrangement for you to continue to work with us through March 31, 2009. In acknowledgement of your willingness to continue to assist us during this period with an orderly transition, Baker is prepared to offer you the following arrangement:
1.	For each month (or part of a month exceeding two weeks) you stay with the Corporation beginning January 1, 2009, the Corporation will pay you an additional two and one-half months’ compensation and the Cobra cost of your medical insurance for two and one-half months. The payments for Cobra cost will be grossed up to cover your Federal and state tax liability on such payments. For example, if you stay with the Corporation through February 28, 2009, you will receive an additional five months’ compensation plus five months’ Cobra cost. This benefit will be capped based upon three months of additional service or service through March 31, 2009, so while you may elect to stay with the Corporation thereafter, you will only be eligible for up to seven and one-half months of such supplementary compensation and Cobra payments under this arrangement, whether you are leaving at that time or have decided to stay on longer. Subject to paragraph 8 of this letter, if and as applicable, the supplementary compensation and the Cobra costs of your medical insurance will be paid in a single lump-sum on the first regularly scheduled payroll date following March 15, 2009. Any gross-up payments will be made on the same date as the underlying taxable payment, provided however in all events, all such amounts payable by the Corporation shall be paid by the end of the taxable year next following the taxable year in which you remit the related taxes or, in the case of a tax audit or litigation addressing the existence or amount of a tax liability, by the end of the taxable year following the taxable year in which the taxes that are the subject of audit or litigation are remitted to the taxing authority (or where as a result of such audit or litigation no taxes are remitted, the end of the taxable year following the taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation).
2.	In addition, you will remain eligible for any bonus payments you would otherwise have received for 2008 performance. Subject to paragraph 8 of this letter, if and as applicable, such payment, if any, will be made at the same time the Corporation makes 2008 bonus payments to its other eligible employees and in all events within the first 2 1/2 months following the year in which you obtain the vested right to receive payment.

3.	Any payments you receive under this letter agreement shall be in addition to any severance payments to which you may be entitled under the Corporation’s Policy regarding Reductions in Force, which appears at Section 5.1.3 of the Corporation’s Policy Manual. I have attached a copy of this Section as Exhibit A to this letter for your ready reference. Based upon your qualifying years of service, if you are otherwise entitled to severance under the Policy, you will receive a severance payment equal to nine (9) weeks of compensation based upon your compensation on the day you cease to be employed by the Corporation. The amount, time and form of payment of benefits described elsewhere herein shall not affect the amount, time or form of severance payments provided pursuant to the Corporation’s Policy regarding Reductions in Force. Any such severance payments shall be paid at the time and in the form described in the Policy Manual.

4.	You will continue to be an employee at will and may be terminated by the Corporation with or without cause at any time. However, you will be provided with two weeks advance notice of any termination without cause, and in such event will receive the same payments under this letter agreement that you would receive if you had continued with the Corporation through March 31, 2009. You may be terminated for cause at any time without advance notice. In the event you are terminated for cause, you will receive only the payments previously earned under this letter agreement, unless you are terminated by the Corporation for fraud or the commission of a felony or crime involving moral turpitude, in which case you will not be entitled to any such payments. All payments will be paid at the time and in the form specified herein. For purposes of this Agreement, the term “termination” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

5.	In the event you elect to leave the Corporation or are terminated without cause, you may keep your current laptop computer and blackberry. Subject to paragraph 8 of this letter, if and as applicable, ownership of these items will be transferred to you on the first day following your separation from service.

6.	In the event that you leave the Corporation without having obtained a new position, the Corporation will consider providing formal outplacement services, not in lieu of severance or other amounts, at a to-be-determined level in order to assist you in transitioning to a new employer and to benefit the Corporation’s business. In the event that the Corporation provides for or reimburses outplacement service costs, all payments or reimbursements for costs incurred for outplacement services shall be paid or provided in accordance with the Corporation’s standard payroll and reimbursement procedures, provided further that such expenses must be incurred before the end of your second taxable year following the taxable year in which your separation from service occurs and must be paid or reimbursed before the end of your third taxable year following your taxable year in which the separation from service occurs. The amount of payments or reimbursable expenses incurred in one taxable year shall not affect the amount of payments or reimbursable expenses in a different taxable year and such payments or reimbursements shall not be subject to liquidation or exchange for another benefit.
7.	Once you have decided upon the date you intend to leave the Corporation, you agree to provide the Corporation two weeks’ advance notice of your departure addressed to the attention of Mike Ziemianski, Chief Resource Officer.

8.	If you are a Specified Employee under Section 409A of the Internal Revenue Code of 1986, as amended, on the date of separation from service then such amounts payable by reason of separation from service shall be paid on the first business day following the six month anniversary of your separation from service.
I trust you find this arrangement satisfactory. Again, I appreciate your willingness to work with us in making any necessary transition of your responsibilities as smooth as possible. Assuming you agree, kindly countersign this letter and the enclosed copy in the space provided and return one fully-signed original to my attention. The other fully-signed original is for your records.

Very truly yours,

MICHAEL BAKER CORPORATION

/s/ Bradley L. Mallory Bradley L. Mallory
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Craig O. Stuver Craig O. Stuver

Date: January 1, 2009

EXHIBIT A
5.1.3 Reduction in Force (RIF)
Baker may implement a reduction in force and may choose to terminate or lay off employees due to changes in duties, organizational changes, and lack of funds, lack of work or other reasons deemed appropriate by Baker.
All full time and part time employees (not temporary) are eligible to receive severance pay based on years of service. Human Resources will provide the specific details in relation to severance pay due to a reduction in force, credit for service with re-hires following a reduction in force (or repeated hires and reductions in force). Severance payments are detailed below.

YEARS OF SERVICE	SEVERANCE PAY
0-2	2 weeks
3-5	3 weeks
6-8	4 weeks
9-10	5 weeks
11-12	6 weeks
13-14	7 weeks
15-16	8 weeks
17-18	9 weeks
19-20	10 weeks
Over 20	12 weeks
Part time employees will receive severance pay at a prorated amount based on their regularly scheduled work hours.
Years of service is determined by the employee’s adjusted service date. Any partial year of service will count as a full year for the purpose of calculating severance.
The total of all cash benefits payable hereunder, including payments in lieu of notice, and other Baker separation pay plan payments made by Baker (a) shall not exceed two times the lesser of (i) the sum of the Employee’s annualized compensation based upon the annual rate of pay for services provided to Baker for the taxable year of the Employee preceding the taxable year in which the Employee has a separation from service or (ii) the compensation limit set forth in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, for the year in which the separation from service occurs, and (b) all amounts shall be paid no later than the last day of the Employee’s second taxable year following the taxable year of the employee in which the separation from service occurred. The term “Termination Date”, when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Internal Revenue Code of 1986, as amended.
If an employee has received severance pay, is re-hired by Baker and then subsequently terminated again, additional severance pay will be calculated based on the employee’s rehire date.
Employees terminated due to a reduction in force will be paid for all accrued unused vacation time (in accordance with, and as limited by, Baker’s Vacation Policy).

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